UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 1-12110

                              CAMDEN PROPERTY TRUST
             (Exact name of registrant as specified in its charter)

       3 Greenway Plaza, Suite 1300, Houston, Texas 77046 (713) 354-2500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Series A Cumulative Convertible Preferred Shares of Beneficial Interest
            (Title of each class of securities covered by this Form)

                      Common Shares of Beneficial Interest
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)        x             Rule 12h-3(b)(1)(i)
          Rule 12g-4(a)(1)(ii)                     Rule 12h-3(b)(1)(ii)
          Rule 12g-4(a)(2)(i)                      Rule 12h-3(b)(2)(i)
          Rule 12g-4(a)(2)(ii)       x             Rule 12h-3(b)(2)(ii)
                                                   Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Camden Property Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

May 3, 2001                        CAMDEN PROPERTY TRUST


                                   By:  ________________________________________
                                        G. Steven Dawson
                                        Senior Vice President-Finance, Chief
                                        Financial Officer and Secretary